NEWS RELEASE

Contact: Alliance Data
Julie Prozeller – Analysts/Investors
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
972-348-4310
Shelley.whiddon@alliancedata.com

ALLIANCE DATA CLOSES CONVERTIBLE SENIOR NOTES OFFERING

Company Raises $300 Million in Proceeds to Enhance Liquidity

DALLAS, Texas – June 3, 2009 — Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that it has closed its recently announced offering of $300 million aggregate principal amount of convertible senior notes.

The net proceeds of this transaction, free cash flow and existing credit facilities, which includes the recently announced new bank term facility, are being used to pay for transaction-related expenses; to continue executing on its previously announced $1.8 billion stock repurchase program; to repay senior notes that matured on May 15, 2009; and to support on-going operations. The five-year convertible senior notes will carry a 4.75 percent coupon and effective conversion price of $70.54, representing a premium of 75 percent above the stock closing price on May 27, 2009.

“Over the last year our liquidity strategy has been very straightforward, which was accessing a number of markets to satisfy the Company’s short and long-term objectives. A priority was ensuring the parent has the on-going financial flexibility to meet its goals, which include maintaining corporate liquidity and opportunistically supporting our stock repurchase program,” said Bob Armiak, senior vice president and treasurer of Alliance Data. “In the last 30 days we have been successful in expanding the parent’s liquidity by $434 million with this deal and the new term-credit facility we announced last month. And for our subsidiary banks, we’ve raised in excess of $1.7 billion already in 2009 through bank conduit facilities, CD’s and the TALF program. Combined, this equates to $2.2 billion in new liquidity raised over the past several months—further demonstrating the strength of our business model even in the current macro-economic environment.”

About Alliance Data

Alliance Data (NYSE:  ADS) and its family of businesses is a leading provider of loyalty and marketing solutions derived from transaction-rich data.  Through the creation and deployment of customized solutions that measurably change consumer behavior, Alliance Data helps its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. The Company manages millions of customer relationships for some of North America’s largest and most recognizable brands, helping them grow their businesses and drive profitability. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at 50 locations worldwide.  Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program.  For more information about the company, visit its web site, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the termination of the proposed merger with an affiliate of The Blackstone Group, including risks and uncertainties arising from actions that the parties to the merger agreement or third parties may take in connection therewith. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

# # #